Exhibit 99.1

VMware Reports Second Quarter 2010 Results

•	Revenue Growth of 48% to $674 Million

•	GAAP Operating Margin of 15.0%; Non-GAAP Operating Margin of 27.7%

•	TTM Operating Cash Flows Growth of 3% to $1.1 Billion; TTM Free Cash Flows Growth of 33% to $1.0 Billion

PALO ALTO, Calif., July 20, 2010 — VMware, Inc. (NYSE: VMW), the global leader in virtualization solutions from the desktop through the datacenter to the cloud, today announced financial results for the second quarter 2010:

•	Revenues for the second quarter were $674 million, an increase of 48% from the second quarter of 2009.

•

GAAP operating income for the second quarter was $101 million, an increase of 166% from the second quarter of 2009. Non-GAAP operating income for the second quarter was $187 million, an increase of 94% from the second quarter of 2009.

•

GAAP net income for the second quarter was $75 million, or $0.18 per diluted share, compared to $33 million, or $0.08 per diluted share, for the second quarter of 2009. Non-GAAP net income for the second quarter was $142 million, or $0.34 per diluted share, compared to $80 million, or $0.20 per diluted share, for the second quarter of 2009.

•

Cash, cash equivalents and short-term investments as of June 30, 2010 were $2.8 billion, an increase of 21% compared to a year ago. Total deferred revenues were $1.5 billion, an increase of 58% from the same period a year ago.

•

For the trailing twelve months ended June 30, 2010, operating cash flows were $1.1 billion, an increase of 3% from the same period a year ago. Trailing twelve month free cash flows were $1.0 billion, an increase of 33% from the same period a year ago.

US revenues for the second quarter increased 43% to $334 million from the second quarter of 2009. International revenues for the second quarter grew 53% to $340 million from the second quarter of 2009.

License revenues were $324 million, an increase of 42% from the second quarter of 2009. Services revenues, which include software maintenance and professional services, were $350 million, an increase of 54% from the second quarter of 2009.

“Our strong second quarter results were driven by demand across all products and regions,” said Mark Peek, chief financial officer. “For the third quarter, we expect license revenues to be flat sequentially and total revenues to increase to a range of $680 and $705 million. For our 2010 annual revenues, we are raising our guidance to be in the range of $2.725 and $2.8 billion, an increase of 35% to 38% from 2009.”

“We are gratified that customers continue to recognize the value that VMware provides in modernizing infrastructures and providing a pragmatic path to cloud computing,” said Paul Maritz, president and chief executive officer. “As customers continue on this path, they are looking for a strategic partner to help move them forward, and VMware will continue to invest to deliver solutions that enable IT-as-a-service.”

Recent Highlights & Strategic Announcements

•

On July 13, 2010, VMware announced VMware vSphere 4.1, an updated version of VMware’s flagship virtualization and cloud infrastructure platform. With VMware vSphere 4.1, VMware once again sets the bar in virtualization, coupling dramatic scalability and performance enhancements with new management capabilities to deliver the most powerful foundation for cloud computing. The announcement included additions to VMware’s vCenter Family of management products and new packaging for the SMB market.

•

In the second quarter 2010, VMware announced a series of moves to further its Open Platform-as-a-Service (Open PaaS) offerings and enable application portability across private and public cloud environments. The announcements included the acquisition of Gemstone, which introduces sophisticated data-caching capabilities; a new partnership with Salesforce.com, whereby Java and Spring framework developers will be able to deploy new applications into a cloud and leverage Salesforce.com capabilities; and a partnership with Google, whereby the Spring framework will be integrated with Google’s App Engine.

•

On June 10, 2010, VMware announced it is positioned by Gartner, Inc. in the Leaders Quadrant of the Gartner Magic Quadrant for x86 Server Virtualization Infrastructure. According to the report: “The x86 Server Virtualization Infrastructure market is a foundation for two extremely important market trends - infrastructure modernization and cloud computing.” [1]

•

On June 9, 2010, VMware and Novell announced an expansion to their partnership with an original equipment manufacturer (OEM) agreement through which VMware will distribute and support the SUSE® Linux Enterprise Server operating system at no additional cost to vSphere customers. With this agreement, customers can more easily and cost-effectively virtualize Linux applications, accelerate their evolution to a fully virtualized datacenter and simplify portability of their applications to cloud environments.

VMware plans to host a conference call today to review its second quarter results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

[1]	Gartner, Inc “Magic Quadrant for x86 Server Virtualization Infrastructure,” Thomas Bittman et al, May 26, 2010.

About VMware

VMware delivers virtualization and cloud infrastructure solutions that enable IT organizations to energize businesses of all sizes. With the industry leading virtualization platform – VMware vSphere™ – customers rely on VMware to reduce capital and operating expenses, improve agility, ensure business continuity, strengthen security and go green. With 2009 revenues of $2 billion, more than 190,000 customers and 25,000 partners, VMware is the leader in virtualization which consistently ranks as a top priority among CIOs. VMware is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com

# # #

VMware and VMware vSphere are registered trademarks or trademarks of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

About the Magic Quadrant

The Magic Quadrant is copyrighted 2010 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables entitled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s third quarter and annual revenue projections, the value of our technology and products to customers and its role in information technology infrastructures and cloud computing, our plans for future investments and partnering with our customers and the development and implementation of our Open PaaS offerings for private and public cloud environments with customers and business partners such as Salesforce.com and Google. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and IT-as-a-service, (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation, and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$74,538	$32,535	$152,959	$102,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,556	44,927	112,344	86,310
Stock-based compensation, excluding amounts capitalized	67,836	51,456	131,533	101,271
Excess tax benefits from stock-based compensation	(64,583)	(4,243)	(88,501)	(4,473)
Other	4,442	141	5,859	634
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(77,543)	6,530	107,688	80,691
Other assets	(23,406)	(9,313)	(24,251)	896
Due to/from EMC, net	(23,474)	5,973	2,302	(9,411)
Accounts payable	9,207	(8,925)	6,560	(28,382)
Accrued expenses	78,098	26,316	26,896	13,888
Income taxes receivable from EMC	2,508	87,899	2,508	87,899
Income taxes payable	16,759	733	31,124	21,110
Deferred income taxes, net	(126)	(7,755)	(4,347)	(14,599)
Deferred revenue	93,311	17,046	108,401	64,255

Net cash provided by operating activities	216,123	243,320	571,075	502,559

Cash flows from investing activities:
Additions to property and equipment	(28,996)	(29,843)	(60,108)	(65,668)
Capitalized software development costs	(19,310)	(14,745)	(41,171)	(44,680)
Purchases of available-for-sale securities	(660,051)	—	(660,051)	—
Purchase of strategic investments	—	(25,000)	—	(25,745)
Business acquisitions, net of cash acquired	(60,600)	—	(167,150)	—
Transfer of net assets under common control	(175,000)	—	(175,000)	—
Decrease in restricted cash	17,054	549	206	549

Net cash used in investing activities	(926,903)	(69,039)	(1,103,274)	(135,544)

Cash flows from financing activities:
Proceeds from issuance of common stock	106,132	77,103	215,907	81,606
Repurchase of common stock	(113,152)	—	(144,500)	—
Excess tax benefits from stock-based compensation	64,583	4,243	88,501	4,473
Shares repurchased for tax withholdings on vesting of restricted stock	(34,677)	(11,449)	(45,583)	(18,246)

Net cash provided by financing activities	22,886	69,897	114,325	67,833

Net increase (decrease) in cash and cash equivalents	(687,894)	244,178	(417,874)	434,848
Cash and cash equivalents at beginning of the period	2,756,481	2,031,482	2,486,461	1,840,812

Cash and cash equivalents at end of the period	$2,068,587	$2,275,660	$2,068,587	$2,275,660

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
License	$323,665	$227,962	$635,842	$484,965
Services	350,239	227,713	671,595	441,020

	673,904	455,675	1,307,437	925,985
Operating expenses (1):
Cost of license revenues	40,269	27,853	80,390	48,212
Cost of services revenues	77,883	53,293	146,412	107,937
Research and development	161,756	121,380	299,868	226,781
Sales and marketing	231,662	167,421	448,491	321,565
General and administrative	61,153	47,729	128,909	96,588

Operating income	101,181	37,999	203,367	124,902
Investment income	995	2,496	1,680	5,558
Interest expense with EMC, net	(957)	(1,999)	(1,858)	(4,673)
Other income (expense), net	(4,275)	375	(8,606)	(1,449)

Income before income taxes	96,944	38,871	194,583	124,338
Income tax provision	22,406	6,336	41,624	21,868

Net income	$74,538	$32,535	$152,959	$102,470

Net income per weighted-average share, basic for Class A and Class B	$0.18	$0.08	$0.38	$0.26

Net income per weighted-average share, diluted for Class A and Class B	$0.18	$0.08	$0.37	$0.26

Weighted-average shares, basic for Class A and Class B	407,931	391,841	405,089	390,855
Weighted-average shares, diluted for Class A and Class B	422,333	395,826	418,476	393,178
(1) Includes stock-based compensation as follows:
Cost of license revenues	$390	$313	$775	$643
Cost of services revenues	4,057	3,463	8,214	6,938
Research and development	39,445	26,433	74,168	50,337
Sales and marketing	15,452	13,311	31,499	27,145
General and administrative	8,492	7,936	16,877	16,208

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,068,587	$2,486,461
Short-term investments	711,234	27,360
Accounts receivable, net	429,884	534,196
Due from EMC, net	22,874	26,402
Deferred tax asset, current portion	86,379	63,360
Other current assets	104,113	44,701

Total current assets	3,423,071	3,182,480
Property and equipment, net	413,483	402,356
Capitalized software development costs, net and other	169,590	169,293
Deferred tax asset, net of current portion	102,822	102,529
Intangible assets, net	177,322	94,557
Goodwill	1,510,873	1,115,769

Total assets	$5,797,161	$5,066,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,663	$50,566
Accrued expenses and other	373,359	334,523
Deferred revenue, current portion	1,011,067	908,953

Total current liabilities	1,444,089	1,294,042
Note payable to EMC	450,000	450,000
Deferred revenue, net of current portion	461,763	416,345
Deferred tax liability	23,789	60,300
Other liabilities	111,882	103,346

Total liabilities	2,491,523	2,324,033
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 110,266 and 102,785 shares	1,103	1,028
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	2,946,462	2,339,079
Accumulated other comprehensive income	7,004	4,563
Retained earnings	348,069	395,281

Total stockholders’ equity	3,305,638	2,742,951

Total liabilities and stockholders’ equity	$5,797,161	$5,066,984

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$40,269	(390)	(25)	(5,611)	—	(21,236)	—	—	$13,007
Cost of services revenues	$77,883	(4,057)	(122)	(1,471)	—	—	—	—	$72,233
Research and development	$161,756	(39,445)	(1,719)	(627)	—	18,594	(2,691)	—	$135,868
Sales and marketing	$231,662	(15,452)	(724)	(598)	—	—	—	—	$214,888
General and administrative	$61,153	(8,492)	(365)	(38)	(900)	—	—	—	$51,358

Operating income	$101,181	67,836	2,955	8,345	900	2,642	2,691	—	$186,550
Operating margin	15.0%	10.1%	0.4%	1.2%	0.2%	0.4%	0.4%	0.0%	27.7%

Income before income taxes	$96,944	67,836	2,955	8,345	900	2,642	2,691	—	$182,313

Income tax provision	$22,406							17,703	$40,109
Tax rate	23.1%								22.0%

Net income	$74,538	67,836	2,955	8,345	900	2,642	2,691	(17,703)	$142,204

Net income per weighted-average share, basic for Class A and Class B (3)	$0.18	$0.17	$0.01	$0.02	$0.00	$0.00	$0.01	$(0.04)	$0.35

Net income per weighted-average share, diluted for Class A and Class B (4)	$0.18	$0.16	$0.01	$0.02	$0.00	$0.00	$0.01	$(0.04)	$0.34

(1)	For the second quarter of 2010, VMware capitalized $18.6 million (including $2.7 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $21.2 million for the second quarter of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 407,931 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 422,333 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$27,853	(313)	(4)	(2,757)	(17,629)	—	$7,150
Cost of services revenues	$53,293	(3,463)	(20)	—	—	—	$49,810
Research and development	$121,380	(26,433)	(411)	—	18,388	(3,643)	$109,281
Sales and marketing	$167,421	(13,311)	(141)	(388)	—	—	$153,581
General and administrative	$47,729	(7,936)	(164)	(124)	—	—	$39,505

Operating income	$37,999	51,456	740	3,269	(759)	3,643	$96,348
Operating margin	8.3%	11.3%	0.2%	0.7%	-0.2%	0.8%	21.1%

Income before income taxes	$38,871	51,456	740	3,269	(759)	3,643	$97,220

Income tax provision	$6,336	9,853	190	1,154	(560)	686	$17,659
Tax rate	16.3%						18.2%

Net income	$32,535	41,603	550	2,115	(199)	2,957	$79,561

Net income per weighted-average share, basic for Class A and Class B (2)	$0.08	$0.11	$0.00	$(0.00)	$(0.00)	$0.01	$0.20

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.08	$0.11	$0.00	$(0.00)	$(0.00)	$0.01	$0.20

(1)	For the second quarter of 2009, VMware capitalized $18.4 million (including $3.6 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $17.6 million for the second quarter of 2009.
(2)	Calculated based upon 391,841 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 395,826 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$80,390	(775)	(37)	(8,722)	—	(44,917)	—	—	$25,939
Cost of services revenues	$146,412	(8,214)	(177)	(1,728)	—	—	—	—	$136,293
Research and development	$299,868	(74,168)	(2,702)	(1,100)	—	44,635	(6,871)	—	$259,662
Sales and marketing	$448,491	(31,499)	(1,061)	(1,038)	—	—	—	—	$414,893
General and administrative	$128,909	(16,877)	(576)	(76)	(2,139)	—	—	—	$109,241

Operating income	$203,367	131,533	4,553	12,664	2,139	282	6,871	—	$361,409
Operating margin	15.6%	10.1%	0.3%	1.0%	0.1%	0.0%	0.5%	0.0%	27.6%

Income before income taxes	$194,583	131,533	4,553	12,664	2,139	282	6,871	—	$352,625

Income tax provision	$41,624							35,954	$77,578
Tax rate	21.4%								22.0%

Net income	$152,959	131,533	4,553	12,664	2,139	282	6,871	(35,954)	$275,047

Net income per weighted-average share, basic for Class A and Class B (3)	$0.38	$0.32	$0.01	$0.03	$0.01	$0.00	$0.02	$(0.09)	$0.68

Net income per weighted-average share, diluted for Class A and Class B (4)	$0.37	$0.31	$0.01	$0.03	$0.01	$0.00	$0.02	$(0.09)	$0.66

(1)	For the first half of 2010, VMware capitalized $44.6 million (including $6.9 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $44.9 million for the first half of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 405,089 basic weighted average shares for Class A and Class B.
(4)	Calculated based upon 418,476 diluted weighted average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted
Operating expenses :
Cost of license revenues	$48,212	(643)	(5)	(5,514)	(28,281)	—	$13,769
Cost of services revenues	$107,937	(6,938)	(21)	—	—	—	$100,978
Research and development	$226,781	(50,337)	(606)	—	54,769	(10,089)	$220,518
Sales and marketing	$321,565	(27,145)	(181)	(816)	—	—	$293,423
General and administrative	$96,588	(16,208)	(177)	(248)	—	—	$79,955

Operating income	$124,902	101,271	990	6,578	(26,488)	10,089	$217,342
Operating margin	13.5%	10.9%	0.0%	0.7%	-2.9%	1.1%	23.5%

Income before income taxes	$124,338	101,271	990	6,578	(26,488)	10,089	$216,778

Income tax provision	$21,868	19,787	255	2,322	(8,675)	1,971	$37,528
Tax rate	17.6%						17.3%

Net income	$102,470	81,484	735	4,256	(17,813)	8,118	$179,250

Net income per weighted-average share, basic for Class A and Class B (2)	$0.26	$0.21	$0.00	$0.01	$(0.04)	$0.02	$0.46

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.26	$0.21	$0.00	$0.01	$(0.04)	$0.02	$0.46

(1)	For the first half of 2009, VMware capitalized $54.8 million (including $10.1 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $28.3 million for the first half of 2009.
(2)	Calculated based upon 390,855 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 393,178 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
License	$323,665	$227,962	$635,842	$484,965
Services:
Software maintenance	290,429	188,995	557,673	364,735
Professional services	59,810	38,718	113,922	76,285

Total services	350,239	227,713	671,595	441,020

	$673,904	$455,675	$1,307,437	$925,985

Percentage of revenues:
License	48.0%	50.0%	48.6%	52.4%
Services:
Software maintenance	43.1%	41.5%	42.7%	39.4%
Professional services	8.9%	8.5%	8.7%	8.2%

Total services	52.0%	50.0%	51.4%	47.6%

	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Three Months Ended June 30, 2010 and 2009

(in thousands)

(unaudited)

	For the Three Months Ended June 30,
	2010	2009
GAAP cash flows from operating activities	$216,123	$243,320
Capitalized software development costs	(19,310)	(14,745)
Excess tax benefits from stock-based compensation	64,583	4,243
Capital expenditures	(28,996)	(29,843)

Free cash flows	$232,400	$202,975

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Trailing Twelve Months Ended June 30, 2010 and 2009

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended June 30,
	2010	2009
GAAP cash flows from operating activities	$1,054,132	$1,018,876
Capitalized software development costs	(65,102)	(119,646)
Excess tax benefits from stock-based compensation	110,242	10,822
Capital expenditures	(97,815)	(156,343)

Free cash flows	$1,001,457	$753,709

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margin and trailing twelve-month and second quarter free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items, and the net effect of the amortization and capitalization of software development costs, each as discussed below.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets, provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Amortization and capitalization of software development costs. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. If we did not capitalize costs under generally accepted accounting guidance, our GAAP operating cash flows would be lower as a result of additional expense recognized within net income and paid out in cash during the period.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Nick Fuentes

VMware Global Communications

nfuentes@vmware.com

650-427-1104